Exhibit 99.1

Name and Address of Reporting Person:	Valinor Management L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Event Requiring Statement
(Month/Day/Year):	July 24, 2017

Footnotes to Form 3

(1)  Represents 4,510,326 shares directly held by Valinor Capital Partners SPV XIX, LLC (“SPV XIX”) (including 685,784 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).   Valinor Management, L.P. (“Valinor Management”) serves as investment manager to SPV XIX and David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management.  Each of Valinor Management and David Gallo may be deemed to beneficially own the securities held by SPV XIX and each of Valinor Management and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(2)  Represents 585,829 shares directly held by Valinor Capital Partners SPV XXII, LLC (“SPV XXII”) (including 89,074 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to SPV XXII and David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management.  Each of Valinor Management and David Gallo may be deemed to beneficially own the securities held by SPV XXII and each of Valinor Management and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(3)  Represents 5,676,973 shares held directly held by VND Partners, L.P. (“VND Partners”) (including 863,168 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to VND Partners and Valinor Associates, LLC (“Associates”) serves as general partner to VND Partners.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and he is the Managing Member of Associates.  Each of Valinor Management, Associates and David Gallo may be deemed to beneficially own the securities held by VND Partners and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(4) Represents 12,247,109 shares directly held by Valinor Capital Partners Offshore Master Fund, L.P. (“Capital Partners Offshore Master”) (including 1,862,143 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Capital Partners Offshore Master and Associates serves as general partner to Capital Partners Offshore Master.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and he is the Managing Member of Associates.  Each of Valinor Management, Associates and David Gallo may be deemed to beneficially own the securities held by Capital Partners Offshore Master and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.